Exhibit 99.1

COLUMBIA SPORTSWEAR COMPANY APPOINTS JOHN CULVER, LEADER OF INTERNATIONAL GROWTH AT STARBUCKS CORP., TO ITS BOARD OF DIRECTORS

Portland, Ore. — Columbia Sportswear Company (Nasdaq: COLM), a global leader in designing, sourcing, marketing, and distributing outdoor, active and everyday lifestyle apparel, footwear, accessories, and equipment products, today announced that its board of directors appointed John Culver to serve as a director and member of its Compensation Committee, effective January 5, 2021.

Mr. Culver currently serves as Starbucks Corp. (Nasdaq: SBUX) group president of International, Channel Development and Global Coffee, Tea and Cocoa, and is a member of the Starbucks executive leadership team. He has responsibility for leading Starbucks retail growth and operations in 60 markets across China, Asia Pacific, Europe, Middle East and Africa (EMEA) and growth for the Global Channel Development business which includes Consumer Packaged Goods (CPG), Foodservice and Evolution Fresh. Mr. Culver also has the additional responsibility of leading the growth and development of Starbucks coffee, tea and cocoa businesses.

Mr. Culver serves on the board of directors and audit committee of Kimberly-Clark (NYSE: KMB) and is a director of The Mission Continues, a national, nonpartisan nonprofit that empowers veterans to continue their service, leveraging their talent and skills to generate visible impact for communities. He has a B.S. in Business Administration from Florida State University.

“We are thrilled to have John join our board of directors,” said Chairman, President and CEO, Tim Boyle. “John has been instrumental in driving international growth in various markets at Starbucks for almost twenty years and we are excited for him to bring that knowledge and expertise to our board of directors as we continue to focus on unlocking our international omni-channel growth opportunities. Mr. Culver also brings a deep understanding of the consumer and consumer trends, including the digital transformation, which we hope to leverage during his service on the Board.”

About Columbia Sportswear Company

Columbia Sportswear Company has assembled a portfolio of brands for active lives, making it a leader in the global active outdoor lifestyle apparel, footwear, accessories, and equipment industry. Founded in 1938 in Portland, Oregon, the Company's brands are today sold in approximately 90 countries. In addition to the Columbia® brand, Columbia Sportswear Company also owns the Mountain Hardwear®, SOREL® and prAna® brands. To learn more, please visit the Company's websites at www.columbia.com, www.mountainhardwear.com, www.sorel.com, and www.prana.com.

Contact:
Andrew Burns, CFA
Director of Investor Relations and Competitive Intelligence
Columbia Sportswear Company
(503) 985-4112
aburns@columbia.com